UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                             Host Marriott, L.P.

                              (Name of Issuer)

                          Class A Partnership Units
                       (Title of Class of Securities)

                                   -------

                               (CUSIP Number)

                              Thomas J. Saylak
                   Blackstone Real Estate Associates L.P.
                         345 Park Avenue, 31st Floor
                          New York, New York 10154
                               (212) 935-2626

                               With a copy to:

                             Gregory Ressa, Esq.
                         Simpson Thacher & Bartlett
                            425 Lexington Avenue
                          New York, New York 10017
                               (212) 455-2000
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                               March 30, 1999

           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240-13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.
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                                                             Page 2 of 38
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*  The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. _____________                                      Page 3 of 38
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 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners II L.P.
     I.R.S. Identification No. - 13-3930073

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         13,315,506
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         13,315,506
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     13,783,976

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     4.7%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 4 of 38
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 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Holdings II L.P.
     I.R.S. Identification No. - 13-3916108

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         3,737,981
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         3,737,981
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     4,206,451

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.4%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 5 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners II.TE.1 L.P.
     I.R.S. Identification No. - 13-3915147

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         11,204,854
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         11,204,854
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     11,673,324

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     4.0%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 6 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners II.TE.2 L.P.
     I.R.S. Identification No. - 13-3915149

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         484,448
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         484,448
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     952,918

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.3%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 7 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners II.TE.3 L.P.
     I.R.S. Identification No. - 13-3943180

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         2,303,484
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         2,303,484
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     2,771,954

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.0%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 8 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners II.TE.4 L.P.
     I.R.S. Identification No. - 13-3943181

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         468,555
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         468,555
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     937,025

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.3%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 9 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners II.TE.5 L.P.
     I.R.S. Identification No. - 13-3973673

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         985,554
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         985,554
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     1,454,024

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.5%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 10 of 38
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 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners I L.P.
     I.R.S. Identification No. - 13-3930073

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         4,356,783
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         4,356,783
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     5,088,278

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.7%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 11 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners TWO L.P.
     I.R.S. Identification No. - 13-3787414

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         285,679
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         285,679
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     1,017,174

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.4%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 12 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners Three L.P.
     I.R.S. Identification No. - 13-3787415

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         2,771,544
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         2,771,544
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     3,503,039

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.2%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 13 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Partners IV L.P.
     I.R.S. Identification No. - 13-3787416

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         87,134
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         87,134
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     818,629

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.3%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 14 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone RE Capital Partners L.P.
     I.R.S. Identification No. - 13-3794146

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         454,392
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         494,392
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     1,185,887

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.4%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 15 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone RE Capital Partners II L.P.
     I.R.S. Identification No. - 13-3794148

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         49,873
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         49,873
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     781,368

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.3%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 16 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone RE Offshore Capital Partners L.P.
     I.R.S. Identification No. - 13-3794149

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         87,732
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         87,132
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     819,227

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.3%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 17 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Holdings L.P.
     I.R.S. Identification No. - 13-3789506

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         2,394,697
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         731,495
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         2,394,697
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         731,495
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     3,126,192

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.1%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 18 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     CR/RE L.L.C.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         27,078
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         27,078
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     495,548

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.2%

(14) TYPE OF REPORTING PERSON
     OO

CUSIP No. _____________                                      Page 19 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     BRE Logan Hotel Inc.
     I.R.S. Identification No. - 13-3731847

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         31,957
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         None
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         31,957
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         None
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     31,957

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     Less than 0.1%

(14) TYPE OF REPORTING PERSON
     CO

CUSIP No. _____________                                      Page 20 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     BRE/Cambridge L.L.C.
     I.R.S. Identification No. - 13-3899337

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         263,025
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         None
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         263,025
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         None
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     263,025

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.1%

(14) TYPE OF REPORTING PERSON
     OO

CUSIP No. _____________                                      Page 21 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     BRE/Ceriale L.L.C.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         468,470
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         None
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         468,470
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         None
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     468,470

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.2%

(14) TYPE OF REPORTING PERSON
     OO

CUSIP No. _____________                                      Page 22 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     RTZ Management Corp.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         14
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         None
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         14
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         None
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     14

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     Less than 0.1%

(14) TYPE OF REPORTING PERSON
     CO

CUSIP No. _____________                                      Page 23 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Associates L.P.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     00

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         8,824,632
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         8,824,632
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     8,824,632

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     3.0%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 24 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Associates II L.P.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         29,230,871
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         29,230,871
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     29,230,871

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     10.0%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 25 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Blackstone Real Estate Management Associates II L.P.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         32,968,852
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         32,968,852
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     32,968,852

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     11.3%

(14) TYPE OF REPORTING PERSON
     PN

CUSIP No. _____________                                      Page 26 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     BREA L.L.C.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         11,219,329
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         11,219,329
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     11,219,329

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     3.8%

(14) TYPE OF REPORTING PERSON
     OO

CUSIP No. _____________                                      Page 27 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     BREA II L.L.C.


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         32,968,852
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         32,968,852
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     32,968,852

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     11.3%

(14) TYPE OF REPORTING PERSON
     OO

CUSIP No. _____________                                      Page 28 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Peter G. Peterson


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         43,751,682
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         43,751,682
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     43,751,682

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     15.0%

(14) TYPE OF REPORTING PERSON
     IN

CUSIP No. _____________                                      Page 29 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Stephen A. Schwarzman


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         43,751,682
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         43,751,682
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     43,751,682

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     15.0%

(14) TYPE OF REPORTING PERSON
     IN

CUSIP No. _____________                                      Page 30 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     John G. Schreiber


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
                               :    (7)  SOLE VOTING POWER
                               :
                               :         None
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         None
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         None
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         37,587,033
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     37,587,033

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     12.9%

(14) TYPE OF REPORTING PERSON
     IN

CUSIP No. _____________                                      Page 31 of 38
---------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     John Ceriale


 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)  / /
                                                             (b)  /x/
 (3) SEC USE ONLY

 (4) SOURCE OF FUNDS
     Not Applicable

 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
                               :    (7)  SOLE VOTING POWER
                               :
                               :         27,078
                               :    (8)  SHARED VOTING POWER
                               :
    NUMBER OF UNITS BENE-      :         468,470
    FICIALLY OWNED BY EACH     :    (9)  SOLE DISPOSITIVE POWER
    REPORTING PERSON WITH      :
                               :         27,078
                               :   (10)  SHARED DISPOSITIVE POWER
                               :
                               :         468,470
-------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
     495,548

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES                                 / /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     0.2%

(14) TYPE OF REPORTING PERSON
     IN

                                                                 Page 32 of 38
                                 AMENDMENT NO. 1

          The Statement on Schedule 13D relating to the Class A partnership units ("OP Units") of Host Marriott, L.P. (the "Issuer") initially filed on January 12, 1999 (the "Initial Statement"), by Blackstone Real Estate Partners II L.P. ("BRE II"), Blackstone Real Estate Holdings II L.P. ("BREH II"), Blackstone Real Estate Partners II.TE.1 L.P. ("BRE II TE 1") Blackstone Real Estate Partners II.TE.2 L.P. ("BRE II TE 2"), Blackstone Real Estate Partners II.TE.3 L.P. ("BRE II TE 3"), Blackstone Real Estate Partners II.TE.4 L.P. ("BRE II TE 4"), Blackstone Real Estate Partners II.TE.5 L.P. ("BRE II TE 5"), Blackstone Real Estate Partners I L.P. ("BRE I"), Blackstone Real Estate Partners Two L.P. ("BRE Two"), Blackstone Real Estate Partners Three L.P. ("BRE Three"), Blackstone Real Estate Partners IV L.P. ("BRE IV"), Blackstone RE Capital Partners L.P. ("BRECP"), Blackstone RE Capital Partners II L.P. ("BRECP II"), Blackstone RE Offshore Capital Partners L.P. ("BOC"), Blackstone Real Estate Holdings L.P. ("BREH"), CR/RE L.L.C. ("CRRE"), BRE Logan Hotel Inc. ("Logan"); BRE/Cambridge L.L.C. ("Cambridge"), BRE/Ceriale L.L.C. ("Ceriale"), RTZ Management Corp. ("RTZ"), Blackstone Real Estate Associates L.P. ("BREA"), Blackstone Real Estate Associates II L.P. ("BREA II"), Blackstone Real Estate Management Associates II L.P. ("BREMA II"), BREA L.L.C. ("BREA LLC"), BREA II L.L.C. ("BREA II LLC"), Peter G. Peterson ("Peterson"), Stephen A. Schwarzman ("Schwarzman") and John G. Schreiber ("Schreiber"), is hereby amended as set forth herein. Responses to each item below may be incorporated by reference into each other item, as applicable. Capitalized terms used herein but not defined shall have the meanings set forth in the Initial Statement.

Item 2.  Identity and Background.

          Item 2 is hereby amended by adding the following text immediately after the fifth paragraph and before the sixth paragraph thereof:

          The definition of "Reporting Persons" above is amended to include John Ceriale, who is a member with sole beneficial ownership of CRRE. His principal business address is 345 Park Avenue, 31st Floor, New York, New York 10154. John Ceriale is a United States citizen. John Ceriale is an employee and partner of affiliates of Blackstone Real Estate Advisors L.P., which is an affiliate of The Blackstone Group L.P., at 345 Park Avenue, 31st Floor, New York, New York 10154, and his present principal occupation or employment is making real estate-related investments.

Item 3.  Source and Amount of Funds or Other Consideration.

          Item 3 is hereby amended by adding the following text at the end thereof:

          BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, CRRE, Logan, Cambridge and RTZ acquired an additional 3,292,526 OP Units (the "Additional OP Units") in exchange for the right to receive 2,686,387 shares of Crestline Capital Corporation and $167,283 in cash, as provided for in the Contribution Agreement.

Item 4.  Purpose of Transaction.

          Item 4 is hereby amended by adding the following text at the end thereof:

          The Additional OP Units were acquired by the Reporting Persons in accordance with the Contribution Agreement as a result of certain tax considerations.

Item 5.  Interest in Securities of the Issuer.

          Item 5 is hereby deleted in its entirety and replaced by the following text:

          Pursuant to the Contribution Agreement, the Additional OP Units, which consists of 3,292,526 OP Units, were issued effective January 1, 1999 at a price of $11.09 per OP Unit. The number of Additional OP Units issued was based upon the average closing share price of Host Marriott Corporation for the ten-day period ending on March 30, 1999.

          As of the date of this filing, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5 may be deemed to beneficially own 13,315,506 (or approximately 4.6% of the outstanding OP Units; all percentages herein are as of March 31, 1999, based upon best available information as of the date hereof), 3,737,981 (1.3%), 11,204,854 (3.8%),
484,448 (0.2%), 2,303,484 (0.8%), 468,555 (0.2%) and 985,554 (0.3%) OP Units,
respectively. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH may be deemed to beneficially own 4,356,783 (1.5%), 285,679 (0.1%), 2,771,544 (1.0%), 87,134 (less than 0.1%), 454,392
(0.2%), 49,873 (less than 0.1%), 87,732 (less than 0.1%) and 2,394,697 (0.8%)
OP Units, respectively. As of the date of this filing, CRRE, Logan, Cambridge, Ceriale and RTZ may be deemed to beneficially own 27,078 (less than 0.1%), 31,957 (less than 0.1%), 263,025 (0.1%), 468,470 (0.2%) and 14
(less than 0.1%) OP Units, respectively.

          Such OP Units represent, in the aggregate, 43,778,760 OP Units, or approximately 15.0% of the total number of OP Units outstanding as of March 31, 1999. As of the date of this filing, each of the above-mentioned Reporting Persons, acting through each of their respective direct or indirect general partners and members, has the sole power to vote or direct the vote


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                                                                 Page 34 of 38

and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the above mentioned OP Units beneficially owned by each such Reporting Person.

          In addition, by reason of their status as members of Cambridge, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH may be deemed to beneficially own the 263,025 (0.1%) OP Units beneficially owned by Cambridge. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH have the shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by Cambridge.

          In addition, by reason of their status as members of Ceriale, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE may be deemed to beneficially own the 468,470 (0.2%) OP Units beneficially owned by Ceriale. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE have the shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by Ceriale.

          By reason of its status as the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, BREA has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units owned by such entities (in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have such power) and, accordingly, may be deemed to beneficially own 8,824,632 (3.0%) OP Units.

          By reason of its status as the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREA II has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units owned by such entities (in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, have such power) and, accordingly, may be deemed to beneficially own 29,230,871 (10.0%) OP Units.

          By reason of the requirement that any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber, Schreiber has shared power to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREA II (in each case to the extent that BREA and BREA II has such power) and, accordingly, may be deemed to beneficially own 37,587,033 (12.9%) OP Units which may be deemed to be beneficially owned by BREA and BREA II.


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                                                                 Page 35 of 38

          By reason of its status as the general partner of BREA and BREH, BREA LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREH (in each case to the extent that the BREA and BREH have such power) and, accordingly, may be deemed to beneficially own 11,219,329 (3.8%) OP Units.

          By reason of its status as the general partner of BREA II and BREH II, BREMA II has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 32,968,852 (11.3%) OP Units.

          By reason of its status as the general partner of BREMA II, BREA II LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 32,968,852 (11.3%) OP Units.

          By reason of their ability to control BREA LLC, BREA II LLC, RTZ and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA LLC, BREA II LLC, RTZ and Logan (in each case to the extent that BREA LLC, BREA II LLC, RTZ and Logan have such power) and, accordingly, may be deemed to beneficially own 43,751,682 (15.0%) OP Units.

          By reason of his status as a member with sole beneficial ownership of CRRE, John Ceriale may be deemed to beneficially own, in the aggregate, the 495,548 (0.2%) OP Units beneficially owned by CRRE. As of the date of this filing, John Ceriale has the sole and shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by CRRE.

          To the best knowledge of each of the Reporting Persons, none of the Reporting Persons has beneficial ownership of, or has engaged in any transaction during the past 60 days in, any OP Units, except for (i) the 40,486,234 OP Units at $20.00 per OP Unit issued on December 30, 1999 pursuant to the Contribution Agreement, as disclosed in the Initial Statement, and (ii) as disclosed herein.

                 Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such


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                                                                 Page 36 of 38

Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

Item 7.  Material to be filed as Exhibits.

                 Item 7 is hereby amended by adding the following text after
Exhibit 1 thereof:

Exhibit 1A Second Joint Filing Agreement and Power of Attorney dated as of May 2, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D.


                                  SIGNATURES

                 After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 5, 1999

BLACKSTONE REAL ESTATE PARTNERS I L.P.

BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

BLACKSTONE REAL ESTATE PARTNERS IV L.P.

BLACKSTONE RE CAPITAL PARTNERS L.P.

BLACKSTONE RE CAPITAL PARTNERS II L.P.

BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

BLACKSTONE REAL ESTATE HOLDINGS L.P.

BLACKSTONE REAL ESTATE PARTNERS II L.P.

BLACKSTONE REAL ESTATE HOLDINGS II L.P.

BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.



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                                                                 Page 37 of 38

BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

CR/RE L.L.C.

BRE LOGAN HOTEL INC.

BRE/CAMBRIDGE L.L.C.

BRE/CERIALE L.L.C.

RTZ MANAGEMENT CORP.

BLACKSTONE REAL ESTATE ASSOCIATES L.P.

BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

BLACKSTONE REAL ESTATE MANAGEMENT
         ASSOCIATES II L.P.

BREA L.L.C.

BREA II L.L.C.

PETER G. PETERSON

STEPHEN A. SCHWARZMAN

JOHN G. SCHREIBER




By:        /s/ Gary M. Sumers
      ------------------------------
      Name:  Gary M. Sumers
      Title: Attorney-in-fact





/s/ John Ceriale
-----------------
John Ceriale





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                                                                 Page 38 of 38

                               INDEX OF EXHIBITS

Number         Description


Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D, incorporated by reference to Exhibit 1 to the Initial Statement.


Exhibit 1A Second Joint Filing Agreement and Power of Attorney dated as of May 5, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D.

Exhibit 2 Second Amended and Restated Agreement of Limited Partnership of the Issuer, incorporated by reference to Exhibit 3.1 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).


Exhibit 3 Contribution Agreement, dated as of April 16, 1998, among Host Marriott Corporation, the Issuer and the Contributors (as defined therein), incorporated by reference to Exhibit
               10.18 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 4 Amendment #1 to Contribution Agreement, dated May 8, 1998, incorporated by reference to Exhibit 10.19 to the Registration Statement of the Issuer on Form S-4/A
               (Registration No. 333-55807).


Exhibit 5 Amendment #2 to Contribution Agreement, dated May 18, 1998, incorporated by reference to Exhibit 10.20 to the Registration Statement of the Issuer on Form S-4/A
               (Registration No. 333-55807).


Exhibit 6 Closing Agreement, dated as of December 30, 1998, between Host Marriott Corporation, the Issuer and the Contributors (as defined therein), incorporated by reference to Exhibit 6 to the Initial Statement.